Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-4 of QCR Holdings, Inc. and subsidiaries of our report dated March 11, 2013, relating to our audit of the consolidated financial statements appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

McGladrey LLP

Davenport, Iowa

March 26, 2013